February 6, 2017
Ameri Holdings, Inc.
100 Canal Pointe Blvd., Suite 108
Princeton, New Jersey 08540

Ladies and Gentlemen:

We are acting as counsel to Ameri Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1, filed on February 6, 2017 (as it may be amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), covering 2,666,666 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable upon the exercise of certain outstanding warrants of the Company, 1,749,888 shares of Common Stock, 2,666,666 warrants to purchase shares Common Stock and 363,611 shares of the Company’s 9.0% Series A Cumulative Preferred Stock (collectively, the “Securities”).

We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

Based upon the foregoing, and the laws of the State of Delaware, we are of the opinion that the Securities, when issued, delivered and, in the case of Common Stock to be issued upon the exercise of warrants, paid for in accordance with the terms of the applicable warrant, are or will be legally issued, fully paid, non-assessable and binding obligations of the Company under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ OLSHAN FROME WOLOSKY LLP
OLSHAN FROME WOLOSKY LLP